Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500	FAX: (617) 995-2510

Contacts:

Investors:

Media:
Carol Hausner	Kathryn Morris
Executive Director, Investor Relations	KMorrisPR
and Corporate Communications	(845) 635-9828
ImmunoGen, Inc.	Kathryn@kmorrispr.com
(617) 995-2500
info@immunogen.com

For Immediate Release

ImmunoGen, Inc. Reports New Clinical and Preclinical Data
at AACR-NCI-EORTC

CAMBRIDGE, MA, October 24, 2007– ImmunoGen, Inc. (Nasdaq: IMGN), a biopharmaceuticals company that develops targeted anticancer therapeutics using its Tumor-Activated Prodrug (TAP) technology, today announced that huC242-DM4 Phase I findings, preclinical support for its Phase II evaluation in gastric cancer, and additional information on the activation of TAP compounds inside tumors are being reported at the AACR-NCI-EORTC “Molecular Targets and Cancer Therapeutics” International Conference being held in San Francisco, CA.

John M. Lambert, Ph.D., Senior Vice President, Pharmaceutical Development, commented, “The findings we’re reporting at this conference reflect several types of research underway at ImmunoGen. We’re aggressively developing our wholly-owned compounds and are reporting today additional Phase I findings with our huC242-DM4 anticancer agent, now in Phase II testing. We conduct preclinical studies to help determine the best developmental pathway for our compounds and are reporting findings relevant to our decision to evaluate huC242-DM4 for the treatment of gastric cancer in its first Phase II trial. We also do extensive research around our TAP technology, the development of additional cell-killing agents and linkers, and new product candidates, and are reporting additional findings from our linker research.”

HuC242-DM4 Phase I Evaluation – Updated Clinical Findings

Findings from the Phase I study underway with huC242-DM4 were reported in the poster, “A phase I and pharmacokinetic study of a CanAg-targeted immunoconjugate, huC242-DM4, in patients with CanAg-expressing solid tumors” (abstract # B70).

This study was designed to assess the pharmacokinetics of huC242-DM4 in patients and to establish its maximum tolerated dose (MTD). To achieve the study objectives in a reasonable timeframe, patients with any type of CanAg-expressing cancer – regardless of the level of expression – that had not responded to approved therapies were eligible for

-more-

enrollment. The majority of patients enrolled to date have colorectal cancer, and most of the patients had received four or more chemotherapy regimens prior to entering the study.

The MTD of huC242-DM4, dosed every three weeks, now has been established to be 168 mg/m2. This MTD is based on the occurrence of reduced visual acuity in two patients treated at 223 mg/m2. Consistent with other TAP compounds, no clinically significant myelosuppression was reported. With the MTD established, enrollment now has been limited to patients with tumors that strongly and consistently express CanAg.

In this Phase I study, tumor shrinkage was observed in 6 of the 26 evaluable patients who received huC242-DM4 at any dose level. Among the 16 patients treated to date with huC242-DM4 at 168 mg/m2, 11 have received at least two cycles of treatment, and several have remained on the compound for at least three cycles.

HuC242-DM4 Evaluation for Gastric Cancer – Preclinical Findings

HuC242-DM4 is being evaluated in a Phase II study for the treatment of CanAg-expressing gastric cancer. Two posters presented at the conference provide additional support for the development of the compound for gastric cancer:

•        “Preclinical evaluation of huC242-DM4 in tumor xenograft models of CanAg-positive human gastric cancer” (abstract #B53) reports that huC242-DM4 is highly active against human gastric cancers in preclinical models at the level of exposure achieved with 168 mg/m2 once every three weeks, the dose being administered in the Phase II study.

•        “Activity of huC242-DM4, an antibody-cytotoxic agent conjugate, used in combination with anti-neoplastic agents against gastric cancer cells in culture” (abstract #A127) reports that huC242-DM4 demonstrates synergistic activity in combination with docetaxel and additive activity in combination with 5-flourouracil (5-FU) against gastric cancer cells in vitro. Docetaxel and 5-FU are commonly used agents for the treatment of gastric cancer.

Impact of Linker Selection on Activation of TAP Compounds

ImmunoGen’s TAP technology uses tumor-targeting antibodies to deliver a highly potent cell-killing agent specifically to cancer cells. Once a TAP compound has bound to and entered a cancer cell, the cell-killing agent is activated and able to kill the cancer cell. Two posters presented at this conference provide new information on the tumor activation of ImmunoGen cell-killing agents and on how this activation is altered depending on the linker used to attach the agent to the antibody:

•        “Linker selection in antibody-maytansinoid conjugates impacts bystander killing in mouse xenograft models” (abstract # A86) reports further details on the active anticancer substances produced inside tumors after administration of TAP compounds with alternative linkers and cell-killing agents.

•        “Linker-dependent metabolites of antibody-maytansinoid conjugates in livers of CD-1 mice” (abstract # B100) reports information on the active substances found in the liver following administration of TAP compounds with alternative designs.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Two TAP compounds wholly owned by ImmunoGen are in clinical testing – huN901-DM1 and huC242-DM4. Three TAP compounds are in clinical testing through ImmunoGen’s collaborations with other companies – AVE9633 and SAR3419, in development by sanofi-aventis, and trastuzumab-DM1 (T-DM1), in development by Genentech. Additionally, the naked antibody compound, AVE1642, is in development through the Company’s collaboration with sanofi-aventis. Multiple compounds are in research/preclinical development through the Company’s collaborations and internal programs.

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